News Release
For Further Information:
Linda McDougall, Media Relations, 816-932-7542, lmcdougall@hrblock.com
Pam Kearney, Investor Relations, 816-932-1967, pkearney@hrblock.com

H&R BLOCK REPORTS 13 PERCENT INCREASE IN FOURTH QUARTER EPS;
UPCOMING FISCAL YEAR GUIDANCE SET AT $4.25 TO $4.65 PER SHARE

Company Announces Two-for-One Stock Split, Dividend Increase

FOR RELEASE JUNE 8, 2005, 4 p.m. EDT

     KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today reported record fourth quarter results, driven by revenue growth in each of its lines of business. Fourth quarter revenues increased 7.2 percent over the prior year’s quarter to $2.4 billion. Revenues for the fiscal year were $4.4 billion, a 4.1 percent increase over the prior year.

     Consolidated net income for the fourth quarter increased 6.9 percent to $616.5 million. Consolidated net income for the fiscal year declined 10.5 percent to $635 million. Earnings per diluted share for the fourth quarter increased 13 percent to $3.66. For the fiscal year, earnings per diluted share decreased 4.1 percent to $3.76.

     “We finished our fiscal year on a very high note,” said Mark A. Ernst, H&R Block’s chairman and chief executive officer. “We successfully completed an important transition year in our tax business, saw our mortgage business returning to more normalized levels of profitability, finished a stellar year at RSM McGladrey, and achieved important changes in our investment services organization during the quarter.

     “For our U.S. tax operations, opening more than 1,200 new retail locations this year was an important first step in positioning us for future client growth as these new locations mature.

     “Increasing our mortgage sales staff resulted in a 33 percent increase to loan origination volume for the year. At the same time, we are lowering our cost of origination to succeed in a more competitive environment,” Ernst said.

Fiscal 2006 Outlook

     For fiscal year 2006, the company said it expects earnings per share in the range of $4.25 to $4.65.

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H&R Block 4Q Results – page 2

     “Our focus on building our business for the long term is expected to deliver strong financial results in the coming year,” Ernst said.

Restated Results

     The company said that it will restate its results for fiscal years 2004 and 2003, as well as previously reported quarterly results for fiscal 2005, making several changes that it believes collectively will result in an estimated 6-cent increase in earnings per share in fiscal 2004, and an estimated 8-cent decrease in earnings per share in fiscal 2003. The restatement had the effect of adding 14 cents per share to fiscal 2005 results reported prior to the fourth quarter. The decision to restate was based on the cumulative impact of the items.

     The company has not completed its analysis of the restatement adjustments, and accordingly, the effects of the restatement are preliminary and subject to change. These adjustments are being reviewed with the company’s current and former auditors, and additional detail will be provided later in the company’s Form 8-K and 10-K filings.

Board Actions

     Reflecting the company’s strong financial position, H&R Block’s board of directors approved a two-for-one split of the company’s common stock. The stock split will be effective Aug. 22, 2005, in the form of a 100 percent stock distribution payable to stockholders of record as of the close of business Aug. 1, 2005.

     The board also approved a 13.6 percent increase of the quarterly cash dividend, effective with the quarterly dividend payment on Oct. 3, 2005 to shareholders of record on Sept. 12, 2005. After the stock split noted above, the quarterly cash dividend will increase from 11 cents to 12.5 cents per share. This payment will be the company’s 172nd consecutive quarterly dividend.

     “Today’s actions by the board, along with our ongoing share repurchase, are key ways that we return value to our investors,” Ernst said. “In the past year, the company has reacquired $530 million, or 11.3 million of its shares, another measure of our confidence in the company’s future.”

Tax Services

     Tax services’ fourth quarter revenues increased 6.1 percent to $1.7 billion. Fiscal year revenues rose 7.6 percent to $2.4 billion.

     Pretax income for tax services’ fourth quarter increased 4.9 percent to $845.7 million. For the fiscal year, pretax income was up 4 percent to $663 million.

     Clients served in retail offices declined 0.1 percent for the tax season, compared with a 3.2 percent decline the prior year. Digital tax solutions clients decreased 6.3 percent.

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H&R Block 4Q Results – page 3

     “This year’s retail location expansion is part of a multi-year plan to more aggressively compete and reclaim market share,” Ernst said. “The expansion contributed to a significant increase in early season clients, reversing a two-year trend of declining client traffic. In addition, the expansion combined with client service improvements made H&R Block more convenient for clients, reduced their wait time, and generated significant increases across all measures of client satisfaction, a strong indication that the changes we’re making are working. We plan to continue our expansion program, adding approximately 500 to 700 new offices to our company-owned and franchised network in fiscal 2006.

     “While we’re disappointed in our digital tax solutions results, we are encouraged by increasing consumer use of our services that blend digital technology with tax professional assistance,” Ernst said. “We recognize that digital services are an important and growing client channel, and work has already begun to compete more aggressively and capture a larger market share in the coming tax season.”

Mortgage Services

     Mortgage services, which include Option One Mortgage Corp. and H&R Block Mortgage Corp., reported a record $9.3 billion in loan originations for the fourth quarter, driving total originations for the year to $31 billion, an increase of 33.3 percent over fiscal year 2004.

     Fourth quarter revenues increased 8.8 percent to $382.8 million, compared with the fourth quarter last year. Fiscal year revenues declined 5.8 percent to $1.2 billion from the prior year.

     Mortgage services’ pretax income for the fourth quarter decreased 4.8 percent to $166 million. For the fiscal year, pretax income was $495.2 million, a 27.5 percent decline from the prior year.

     “As our fourth quarter results indicate, we’re successfully positioning our mortgage business for the coming year, increasing the number of sales associates, improving their productivity, and lowering our cost of origination,” Ernst said. “These efforts led to a significant increase in loan production, while bringing us closer to our target cost structure.

     “We have structured the business to compete more effectively both in the retail and non-prime markets,” Ernst said, “and we’ll continue to make improvements that will further enhance our operations.”

     The mortgage segment’s total gain on sales was $821 million for the current year, compared to $913.7 million in fiscal year 2004. The decrease in gain on sales is due primarily to aggressive market pricing for loans, which was partially offset by growth in loan originations.

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H&R Block 4Q Results – page 4

     Included within these results, H&R Block Mortgage Corp., the company’s retail mortgage subsidiary, originated 29.6 percent more loans during the year than the prior year. Loans made to retail clients of other H&R Block businesses represent 35 percent of its total loan production.

     Option One’s mortgage servicing business increased the number of loans serviced 34.2 percent to 435,290. The servicing portfolio at year-end increased 50.1 percent to $68 billion, compared with last year’s portfolio.

     The segment’s residual interests continued to perform better than expected, primarily due to lower than modeled credit losses and favorable prepayment speeds, partially offset by the effect of increased interest rates. Consequently, the company realized a net write-up to residual balances of $95.9 million during fiscal year 2005, including a net write-down of $2.8 million in the fourth quarter, which was recorded in other comprehensive income on the balance sheet, net of deferred taxes.

Business Services

     RSM McGladrey Business Services Inc. reported fourth quarter revenues of $202.3 million, a 12.8 percent increase over the prior year’s quarter. Revenues for the fiscal year rose 14.8 percent to $573.3 million.

     Pretax income for the fourth quarter increased 45.6 percent to $39 million from the year ago quarter. For the fiscal year, pretax income rose 55 percent to $29.9 million.

     “RSM McGladrey and its related businesses finished what can only be viewed as an outstanding year,” Ernst said. “Not only are we capitalizing on the potential to serve mid-sized businesses, but we are on the path to being recognized as the premier firm serving this market.”

Investment Services

     Investment services’ fourth quarter revenues increased 12.5 percent to $69.8 million from the prior year’s fourth quarter. Fiscal year revenues rose 4.3 percent to $239.2 million.

     The fourth quarter pretax loss improved 44.6 percent to $12.9 million, compared with the prior year’s quarter. For the fiscal year, the pretax loss improved 0.7 percent to $68.1 million.

     “We’ve taken a number of actions to dramatically restructure this business, moving to more closely align its costs with its near-term revenue potential,” Ernst said. “We’ve also stepped up our efforts to enhance our advisors’ productivity, focusing on programs that will create stronger partnerships with our U.S. tax professionals.

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H&R Block 4Q Results – page 5

     “Our focus in the upcoming year is on reducing costs as well as attracting and retaining productive advisors,” Ernst said. “We’ll prudently review all expenditures, measuring them against the segment’s performance to achieve a profitable business environment. We expect fiscal 2006 results to show significant improvement.”

Other

     The company will host a conference call for analysts and institutional investors at 5 p.m. EDT (4 p.m. CDT) June 8. Ernst and Jeff Yabuki, executive vice president and chief operating officer; Bill Trubeck, executive vice president and chief financial officer; and Bob Dubrish, president and chief executive officer of Option One Mortgage Corp., will discuss the quarter and year-end results and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada: 888-425-2715
International: 706-679-8257

     The call will be web cast in a listen-only format for the media and public. The link to the web cast can be obtained at www.hrblock.com. Supplemental slides will be available in connection with the web cast, or can be accessed directly on H&R Block’s Investor Relations website at www.hrblock.com/about/investor following market close.

     A replay of the call will be available beginning at 7 p.m. EDT June 8 until midnight EDT June 17, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 5013059. A replay of the web cast will also be available on the company’s web site at www.hrblock.com through June 30.

     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.

     Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2006; the uncertainty of the impact and effect of the company’s restatement of its financial statements; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

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H&R Block 4Q Results – page 6

About H&R Block:

     Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955. The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

     H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 260 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of approximately 34,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services. H&R Block Small Business Resources is a new business currently operating in 14 U.S. cities that serves the tax, financial and business needs of small business owners. H&R Block Small Business Resources is not a licensed CPA firm. For more information about the company, visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS
Preliminary and unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	2005	2004
		Restated
Revenues	$2,357,272	$2,199,466

Income before taxes	1,006,838	949,402
Net income	$616,474	$576,871

Basic earnings per share	$3.73	$3.31

Basic shares outstanding	165,385	174,300
Diluted earnings per share	$3.66	$3.24

Diluted shares outstanding	168,416	178,194

	Year ended April 30,
	2005	2004
	Restated
Revenues	$4,416,715	$4,243,176

Income before taxes	1,023,822	1,163,716
Net income before change in accounting principle	634,965	715,444
Cumulative effect of change in accounting principle, net of taxes	—	(6,359)
Net income	$634,965	$709,085

Basic earnings per share:
Before change in accounting principle	$3.83	$$4.04
Net income	$3.83	$$4.00

Basic shares outstanding	165,806	177,076
Diluted earnings per share:
Before change in accounting principle	$3.76	$$3.96
Net income	$3.76	$$3.92

Diluted shares outstanding	168,813	180,802

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

During our fiscal year 2005 closing process, we determined a restatement of our quarterly 2005 and fiscal year 2004 and 2003 financial statements was warranted. We determined a restatement was necessary as the cumulative adjustment required to correct the items was too large to record in fiscal year 2005. The restatement encompasses corrections for the following:

■   Accounting for acquisitions, primarily Olde Financial Corporation in fiscal year 2000;

■   Gain on sale of residual interests in fiscal year 2003;
■   Accounting for leases;
■   Provision for income taxes, arising from a previously reported series of control weaknesses in our corporate tax accounting function;
■   Incentive compensation accrual at April 30, 2004; and
■   Overstatement of capitalized branch office costs.

Financial results referred to in this release reflect preliminary restatement adjustments. We have not completed our analysis of restatement adjustments, and accordingly, the effects of the items noted above are preliminary and subject to change. Because the restatement adjustments have not yet been audited by our registered public accounting firm, all results presented in this release are unaudited. We will file amendments to our filings with the Securities and Exchange Commission to reflect the impact of restatement on our previously issued audited annual and unaudited interim financial statements and related disclosures.

On October 26, 2004, we issued $400.0 million in 5.125% Senior Notes, due in 2014. The proceeds from the notes were used to repay our $250.0 million in 6 3/4% Senior Notes, which were due on November 1, 2004. The remaining proceeds were used for working capital, capital expenditures, repayment of other debt and other general corporate purposes.

We adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, we recorded a cumulative effect of a change in accounting principle of $6.4 million, net of tax benefit of $4.0 million.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

In the first quarter of fiscal year 2005, we redefined our reportable segments. The previously reported International Tax Operations and U.S. Tax Operations segments are now reported as the Tax Services segment.

SEGMENT FINANCIAL RESULTS
 Preliminary and unaudited, amounts in thousands

		Three months ended April 30,
	Revenues		Income (loss)
	2005	2004	2005	2004
		Restated		Restated
Tax Services	$1,702,654	$1,604,417	$845,659	$806,500
Mortgage Services	382,834	352,020	165,957	174,301
Business Services	202,295	179,394	38,996	26,777
Investment Services	69,798	62,027	(12,879)	(23,260)
Corporate	(309)	1,608	(30,895)	(34,916)

	$2,357,272	$2,199,466	1,006,838	949,402

Income taxes			390,364	372,531

Net income			$616,474	$576,871

		Year ended April 30,
	Revenues		Income (loss)
	2005	2004	2005	2004
	Restated		Restated
Tax Services	$2,358,293	$2,191,177	$663,035	$637,387
Mortgage Services	1,242,714	1,319,005	495,248	683,249
Business Services	573,316	499,210	29,948	19,321
Investment Services	239,244	229,470	(68,109)	(68,573)
Corporate	3,148	4,314	(96,300)	(107,668)

	$4,416,715	$4,243,176	1,023,822	1,163,716

Income taxes			388,857	448,272

Net income before change in accounting principle			634,965	715,444
Cumulative effect of change in accounting principle, net of taxes			—	(6,359)

Net income			$634,965	$709,085

CONDENSED CONSOLIDATED BALANCE SHEETS
Preliminary and unaudited, amounts in thousands, except share data

	April 30,	April 30,
	2005	2004
		Restated
ASSETS
Current assets:
Cash and cash equivalents	$1,100,213	$1,072,745
Cash and cash equivalents — restricted	516,909	545,428
Receivables from customers, brokers, dealers and clearing organizations, net	590,226	625,076
Receivables, net	418,788	329,219
Prepaid expenses and other current assets	443,180	371,209

Total current assets	3,069,316	2,943,677

Residual interests in securitizations — available-for-sale	205,936	210,973
Beneficial interest in Trusts — trading	215,367	153,818
Mortgage servicing rights	166,614	113,821
Property and equipment, net	331,202	272,714
Intangible assets, net	286,769	325,829
Goodwill, net	1,108,798	1,086,318
Other assets	305,914	301,811

Total assets	$5,689,916	$5,408,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,545	$275,669
Accounts payable to customers, brokers and dealers	950,684	1,065,793
Accounts payable, accrued expenses and other	563,460	454,606
Accrued salaries, wages and payroll taxes	319,238	281,147
Accrued income taxes	336,427	390,216

Total current liabilities	2,195,354	2,467,431

Long-term debt	923,073	545,811
Other noncurrent liabilities	495,518	477,452

Total liabilities	3,613,945	3,490,694

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	600,568	545,065
Accumulated other comprehensive income	73,666	69,118
Retained earnings	3,283,437	2,791,461
Less cost of 52,324,925 and 44,849,128 shares of common stock in treasury	(1,883,879)	(1,489,556)

Total stockholders’ equity	2,075,971	1,918,267

Total liabilities and stockholders’ equity	$5,689,916	$5,408,961

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Preliminary and unaudited, amounts in thousands

	Year ended April 30,
	2005	2004
	Restated
Cash flows from operating activities:
Net income	$634,965	$709,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,709	172,038
Accretion of residual interests in securitizations	(135,421)	(186,359)
Impairment of residual interests in securitizations	13,350	30,661
Additions to trading securities — residual interests in securitizations	(115,657)	(327,996)
Proceeds from net interest margin transactions	98,743	310,358
Realized gain on sale of previously securitized residuals	(15,396)	(40,689)
Additions to mortgage servicing rights	(137,510)	(84,274)
Amortization of mortgage servicing rights	84,717	69,718
Net change in beneficial interest in Trusts	(61,549)	(17,222)
Other net changes in working capital, net of acquisitions	(27,345)	217,169

Net cash provided by operating activities	515,606	852,489

Cash flows from investing activities:
Cash received from residual interests in securitizations	136,045	193,606
Cash received from sale of previously securitized residuals	16,485	53,391
Purchases of property and equipment, net	(189,697)	(123,852)
Payments made for business acquisitions, net of cash acquired	(37,621)	(280,865)
Other, net	14,565	30,308

Net cash used in investing activities	(60,223)	(127,412)

Cash flows from financing activities:
Repayments of commercial paper	(5,191,623)	(4,618,853)
Proceeds from issuance of commercial paper	5,191,623	4,618,853
Repayments of Senior Notes	(250,000)	—
Proceeds from issuance of long-term debt	395,221	—
Payments on acquisition debt	(25,664)	(59,003)
Dividends paid	(142,988)	(138,397)
Acquisition of treasury shares	(530,022)	(519,862)
Proceeds from issuance of common stock	136,102	119,956
Other, net	(10,564)	31,681

Net cash used in financing activities	(427,915)	(565,625)

Net increase in cash and cash equivalents	27,468	159,452
Cash and cash equivalents at beginning of the year	1,072,745	913,293

Cash and cash equivalents at end of the year	$1,100,213	$1,072,745

Supplementary cash flow data:
Income taxes paid	$437,427	$331,635
Interest paid	82,535	84,551

CONDENSED CONSOLIDATED INCOME STATEMENTS
Preliminary and unaudited, amounts in thousands, except per share data

	Three Months Ended April 30,		Year Ended April 30,
	2005	2004	2005	2004
		Restated	Restated
Revenues:
Service revenues	$1,725,576	$1,586,338	$2,920,586	$2,639,367
Other revenues:
Gains on sales of mortgage assets, net	256,010	241,495	820,960	913,699
Product and other revenues	313,622	308,400	478,443	460,421
Interest income	62,064	63,233	196,726	229,689

	2,357,272	2,199,466	4,416,715	4,243,176

Operating expenses:
Cost of service revenues	874,308	796,660	1,997,476	1,791,724
Cost of other revenues	143,575	129,431	452,807	383,165
Selling, general and administrative	323,663	311,745	908,072	843,207

	1,341,546	1,237,836	3,358,355	3,018,096

Operating income	1,015,726	961,630	1,058,360	1,225,080
Interest expense	13,467	17,607	62,367	71,218
Other income, net	4,579	5,379	27,829	9,854

Income before taxes	1,006,838	949,402	1,023,822	1,163,716
Income taxes	390,364	372,531	388,857	448,272

Net income before cumulative effect of change in accounting principle	616,474	576,871	634,965	715,444
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income tax benefit of $4,031	—	—	—	(6,359)

Net income	$616,474	$576,871	$634,965	$709,085

Basic earnings per share:
Before change in accounting principle	$3.73	$3.31	$3.83	$4.04
Cumulative effect of change in accounting	—	—	—	(0.04)

	$3.73	$3.31	$3.83	$4.00

Basic shares outstanding	165,385	174,300	165,806	177,076
Diluted earnings per share:
Before change in accounting principle	$3.66	$3.24	$3.76	$3.96
Cumulative effect of change in accounting	—	—	—	(0.04)

	$3.66	$3.24	$3.76	$3.92

Diluted shares outstanding	168,416	178,194	168,813	180,802

SELECTED OPERATING DATA
Unaudited

Mortgage Services	Year ended	Three months ended
	4/30/2005	4/30/2005	4/30/2004	% change	1/31/2005	% change
Volume of loans originated (thousands):
Wholesale (non-prime)	$26,977,810	$8,090,274	$5,410,469	49.5%	$7,378,071	9.7%
Retail: Prime	1,018,746	380,946	312,923	21.7%	238,867	59.5%
Non-prime	3,005,168	807,269	523,438	54.2%	776,797	3.9%
	4,023,914	1,188,215	836,361	42.1%	1,015,664	17.0%

Total	$31,001,724	$9,278,489	$6,246,830	48.5%	$8,393,735	10.5%

Loan characteristics:
Average loan size (thousands)	$159	$158	150	5.3%	164	-3.7%
Weighted average interest rate (WAC) (1)	7.36%	7.45%	7.06%	0.39%	7.30%	0.15%
Weighted average FICO score (1)	614	618	607		615
Loan sales (thousands)	$30,975,523	$9,322,150	$6,294,346	48.1%	$8,348,537	11.7%

Servicing portfolio:
Number of loans serviced	435,290	435,290	324,364	34.2%	387,619	12.3%
Servicing portfolio (billions)	$68.0	$68.0	$45.3	50.1%	$59.0	15.3%

(1)	Represents non-prime production only.

Investment Services	Year ended	Three months ended
	4/30/2005	4/30/2005	4/30/2004	% change	1/31/2005	% change
Customer trades (2)	885,796	241,327	259,470	-7.0%	245,612	-1.7%
Customer daily average trades	3,529	3,892	4,119	-5.5%	3,899	-0.2%
Average revenue per trade (3)	$123.33	$127.73	$121.58	5.1%	$120.62	5.9%
Customer accounts: (4)
Traditional brokerage	431,749	431,749	463,736	-6.9%	431,902	0.0%
Express IRAs	380,539	380,539	366,040	4.0%	295,676	28.7%

	812,288	812,288	829,776	-2.1%	727,578	11.6%

Ending balance of assets under administration (billions)	$27.8	$27.8	$26.7	4.1%	$28.4	-2.1%
Average assets per traditional brokerage account	$63,755	$63,755	$57,204	11.5%	$65,339	-2.4%
Average customer margin balances (millions)	$597	$603	$600	0.5%	$596	1.2%
Average payables to customers (millions)	$975	$936	$1,046	-10.5%	$989	-5.4%
Advisors	1,010	1,010	1,009	0.1%	1,013	-0.3%

(2)	Includes only trades on which revenues are earned (“revenue trades”). Revenues, defined as trading revenues, are earned on both transactional and annuitized trades.

(3)	Calculated as trading revenues divided by revenue trades.

(4)	Includes only accounts with a positive period-end balance.